Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 North Community House Road
Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
Fax: (704) 587-8795

www.polypore.net

Polypore Announces Early Settlement of Tender Offers and Receipt of Requisite Consents in Consent Solicitation for Polypore’s 8¾% Senior Subordinated Notes due 2012

CHARLOTTE, N.C.,  November 30, 2010 — Polypore International, Inc. (NYSE: PPO) today announced the results of the early settlement of its previously announced tender offers and consent solicitation for its 8¾% Senior Subordinated Dollar Notes due 2012 (the “Dollar Notes”) and its 8¾% Senior Subordinated Euro Notes due 2012 (the “Euro Notes”, and together with the Dollar Notes, the “Notes”).  As of 5:00 p.m., New York City time, on November 24, 2010 (the “Consent Deadline”), Polypore had received tenders and consents for 39.12% of the aggregate principal amount outstanding of the Dollar Notes (which excludes $75.0 million principal amount of outstanding Dollar Notes which Polypore has called for redemption on December 3, 2010) and 93.50% aggregate principal amount outstanding of the Euro Notes (which, on a combined basis with the tendered Dollar Notes, accounts for approximately 70.0% of the total Notes in U.S. dollars), all of which have been accepted for purchase by Polypore.  The settlement date for the notes tendered in the tender offers on or prior to the Consent Deadline was November 30, 2010.

Following the closing of the early settlement of the tender offers, Polypore issued today a notice of redemption for all of the outstanding Notes that had not been tendered on or prior to the Consent Deadline at a redemption price equal to $1,000 per $1,000 principal amount of the notes, together with accrued and unpaid interest to the redemption date.  The notes will be redeemed on December 30, 2010.  In connection with the redemption notice, Polypore has extended the expiration date for the tender offers for the Notes until 5:00 p.m., New York City time, on January 5, 2011.  As a result of the extension, any and all of the outstanding Notes that remain untendered as of the Consent Deadline will be redeemed on December 30, 2010.

In connection with the tender offers and related consent solicitation for the Notes, Polypore entered into a supplemental indenture (the “Supplemental Indenture”) which amends the Indenture, dated as of May 13, 2004, among Polypore, the guarantors named therein and The Bank of New York Mellon, as trustee, relating to the Notes (the “Indenture”). The Supplemental Indenture eliminates substantially all of the covenants and certain events of default and related provisions contained in the Indenture.

After completion of the $365.0 million offering of 7.5% Senior Notes due 2017 which closed on November 26, 2010, the $75.0 million redemption of the Notes that will close on December 3, 2010, and the tender offers, as described above, and subsequent redemption of the Notes that will close on December 30, 2010, as described above (collectively, the “Refinancing Transactions”), the annualized impact of lower interest expense, net of applicable income taxes and based on the weighted average number of shares outstanding at October 2, 2010, would equate to approximately $0.14 per diluted share.  For the fourth quarter of 2010, the Refinancing Transactions will not have a significant impact on interest expense, and the Company expects to incur one-time costs of approximately $2.2 million associated with the tender offers and write-off of loan acquisition costs associated with the Notes.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The tender offers may only be made pursuant to the terms of the applicable Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the tender offers are set forth in the Offer to Purchase that has been sent to holders of the Notes. Holders are urged to read the tender offer documents carefully.  Copies of each Offer to Purchase and the related Letter of Transmittal may be obtained from the Information Agent for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 807-2200 (toll-free).

J.P. Morgan Securities LLC and J.P. Morgan Securities Ltd. are the Dealer Managers and Solicitation Agents for the tender offers and consent solicitation. Questions regarding the tender offers and the consent solicitation may be directed to J.P. Morgan Securities LLC at (800) 245-8812 or J.P Morgan Securities Ltd. at +44 (0) 207 325 9633 (call collect).  The tender offers and the consent solicitation may only be made pursuant to the terms of the respective Offer to Purchase and the related Letter of Transmittal.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.

Forward-Looking Statement

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “ intends,” “plans,” “believes,” “estimates,” and similar expressions are forward- looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit facilities; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the significant amount of intangible assets we have recorded; adverse impact from legal proceedings on our financial condition; natural disasters, epidemics, terrorist acts and other events beyond our control; and economic uncertainty and the recent crisis in global credit and financial markets. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

Polypore Investor Relations

(704) 587-8886

investorrelations@polypore.net